Exhibit 99.1

Hawthorn Bancshares Reports Results for the Fourth Quarter and the
Year Ended December 31, 2025
Jefferson City, MO — January 28, 2026 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the "Company"), the holding company for Hawthorn Bank, reported fourth quarter 2025 net income of $6.2 million, or earnings per diluted share ("EPS") of $0.90, and net income of $23.8 million, or EPS of $3.43, for the year ended December 31, 2025.

Fourth Quarter 2025 Results
•Net income of $6.2 million, or $0.90 per diluted share, which improved from $6.1 million, or $0.88 per diluted share, for the third quarter 2025 (the "prior quarter").
•Net interest margin, fully taxable equivalent ("FTE"), improved in the fourth quarter of 2025 to 4.03% compared to 3.97% for the prior quarter.
•Return on average assets and equity of 1.33% and 14.47%, respectively, compared to 1.33% and 15.21%, respectively, for the prior quarter and 1.00% and 12.49%, respectively, for the fourth quarter 2024 (the "prior year quarter").
•Loans decreased $27.2 million, or 1.8%, to $1.49 billion from $1.51 billion at September 30, 2025.
•Deposits increased $28.2 million, or 1.9%, to $1.55 billion from $1.53 billion at September 30, 2025.

2025 Results
•Net income of $23.8 million, or $3.43 per diluted share, which improved $5.5 million, or 30.4%, from $18.3 million, or $2.61 per diluted share, for 2024 (the "prior year"), an increase of $0.82 per diluted share, or 31.4%.
•Net interest margin, FTE, of 3.89% compared to 3.41% for the prior year.
•Return on average assets and equity of 1.30% and 14.95%, respectively, compared to 1.00% and 13.04%, respectively, for the prior year.
•Efficiency ratio of 63.41%, an improvement of 451 basis points from 67.92% for the prior year.
•Loans increased $20.6 million, or 1.4%, to $1.49 billion from $1.47 billion at the end of the prior year.
•Deposits increased $21.0 million, or 1.4%, to $1.55 billion from $1.53 billion at the end of the prior year.
•Book value of $25.13 per share, an increase of $3.77, or 17.6% per share, from $21.36 per share for the prior year.
•Remained "well capitalized" with total risk-based capital of 15.49% at the end of the year compared to 14.79% at the end of the prior year.

Financial Results for the Quarter and the Year Ended December 31, 2025
Earnings
Net income increased $0.1 million, or 0.86%, to $6.2 million, or $0.90 per diluted share, for the fourth quarter 2025 compared to $6.1 million, or $0.88 per diluted share, for the prior quarter. Net income increased $1.6 million, or 34.5%, from $4.6 million, or $0.66 per diluted share, in the fourth quarter 2024 (the "prior year quarter").

Net income for 2025 was $23.8 million, or $3.43 per diluted share, compared to net income of $18.3 million, or $2.61 per diluted share, for the prior year, an increase of $0.82 per diluted share, or 31.4%.

Net interest income
Net interest income was $17.6 million for the fourth quarter of 2025, which increased $0.7 million, or 4.2%, from the prior quarter total of $16.9 million, and increased $2.2 million, or 14.6%, from the prior year quarter total of $15.3 million.
Interest income increased $0.3 million, or 1.1%, to $25.3 million for the current quarter from $25.0 million in the prior quarter, and increased $1.4 million, or 5.7%, in the current quarter from $23.9 million for the prior year quarter, driven primarily by an increase in average interest earning assets. Interest expense was $7.7 million for the current quarter, which decreased $0.4 million, or 5.3%, from $8.1 million for the prior quarter, and decreased $0.9 million, or 10.2%, from $8.6 million in the prior year quarter. Net interest margin, on an FTE basis, was 4.03% for the fourth quarter, compared to 3.97% for the prior quarter, and 3.55% for the prior year quarter.

The yield earned on average loans held for investment was 6.13%, on an FTE basis, for the fourth quarter 2025, compared to 6.12% for the prior quarter and 5.86% for the prior year quarter.
The average cost of deposits was 2.23% for the fourth quarter 2025, compared to 2.36% for the prior quarter and 2.49% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 27.3% as of December 31, 2025, compared to 27.8% and 25.1% at September 30, 2025 and December 31, 2024, respectively.
Net interest income for 2025 was $65.9 million and net interest margin was 3.89%, on an FTE basis, compared to net interest income of $58.6 million and net interest margin of 3.41%, on an FTE basis, for the prior year.

Interest income increased $2.3 million, or 2.4%, to $97.7 million for the current year compared to $95.4 million for the prior year. Interest expense decreased $5.0 million, or 13.5%, to $31.8 million for the current year compared to $36.8 million for the prior year.

The yield earned on average loans increased to 6.03%, on an FTE basis, for the current year compared to 5.80%, on an FTE basis, for the prior year. The yield on investment securities was 3.81% for the current year compared to 3.36% for the prior year.

The average cost of deposits was 2.35% for the current year compared to 2.63% for the prior year.

Non-interest Income
Total non-interest income for the fourth quarter of 2025 was $3.6 million, a decrease of $0.1 million, or 3.5%, from $3.7 million for the prior quarter, and an increase of $0.1 million, or 1.8%, from $3.5 million for the prior year quarter.

Total non-interest income was $14.3 million for both the current year and the prior year.

Non-interest Expense
Non-interest expense for the fourth quarter of 2025 was $13.3 million, an increase of $0.4 million, or 3.4%, from $12.8 million for the prior quarter, which was primarily due to an increase in other non-interest expense. Other non-interest expense was $1.9 million for the fourth quarter of 2025, an increase of $0.4 million, or 25%, from $1.5 million for the prior quarter.
Non-interest expense increased $0.3 million, or 2.6%, from $12.9 million for the prior year quarter, which was driven primarily by an increase of $0.4 million, or 6.6%, in salaries and benefits to $7.0 million for the fourth quarter of 2025 compared to $6.6 million for the prior year quarter.

Non-interest expense for 2025 was $50.8 million, an increase of $1.3 million, or 2.7%, from $49.5 million in the prior year. Salaries and employee benefits increased $1.3 million, or 4.8%, to $27.8 million for the current year compared to the prior year.
Efficiency Ratio
The fourth quarter efficiency ratio was 62.64% compared to 62.30% and 68.48% for the prior quarter and prior year quarter, respectively.
The efficiency ratio for the year was 63.41% compared to 67.92% for the prior year, an improvement of 451 basis points.
Loans
Loans held for investment decreased by $27.2 million, or 1.80%, to $1.49 billion as of December 31, 2025 compared to $1.51 billion as of September 30, 2025 and increased by $20.6 million, or 1.4%, from $1.47 billion as of December 31, 2024.
Investments
Investment securities decreased by $10.1 million, or 4.5%, to $215.9 million as of December 31, 2025 compared to $226.0 million as of September 30, 2025 and decreased by $7.9 million, or 3.5%, from $223.8 million as of December 31, 2024.
Asset Quality
Non-performing assets totaled $7.0 million at December 31, 2025, compared to $7.3 million and $4.2 million at September 30, 2025 and December 31, 2024, respectively. Non-performing assets to total loans was 0.47% at December 31, 2025, compared to 0.48% and 0.29% at September 30, 2025 and December 31, 2024, respectively.
In the fourth quarter of 2025, the Company had net loan charge-offs of $1.1 million, or 0.30% of average loans, compared to net loan charge-offs of $41,000, or 0.01% of average loans, and $43,000, or 0% of average loans, in the prior quarter and the prior year quarter, respectively. The increase was primarily due to a charge-off of one commercial relationship that had been reserved for in a prior period. The Company recognized provision for credit losses on loans and unfunded commitments of $0.4 million for both the fourth quarter of 2025 and prior quarter and $0.3 million for the prior year quarter.

For 2025, the Company had net loan charge-offs of $1.2 million, or 0.08% of average loans, compared to $2.7 million, or 0.18% of average loans, for 2024. For 2025, the Company recognized a provision for credit losses on loans and unfunded commitments of $0.4 million compared to $1.0 million for 2024.

The allowance for credit losses at December 31, 2025 was $21.1 million, or 1.42% of outstanding loans, and 307.52% of non-performing loans. At September 30, 2025, the allowance for credit losses was $21.9 million, or 1.45% of outstanding loans, and 446.02% of non-performing loans. At December 31, 2024, the allowance for credit losses was $22.0 million, or 1.50% of outstanding loans, and 802.48% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2025.
Deposits
Total deposits at December 31, 2025 were $1.55 billion, an increase of $28.2 million, or 1.9%, from $1.53 billion as of September 30, 2025, and an increase of $21.0 million, or 1.4%, from $1.53 billion as of December 31, 2024.
Capital
The Company maintains its “well capitalized” regulatory capital position. At December 31, 2025, capital ratios were as follows: total risk-based capital to risk-weighted assets 15.49%, tier 1 capital to risk-weighted assets 14.24%, tier 1 leverage 12.12%, and common equity to assets 9.19%.
Pursuant to the Company's Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Company repurchased 100,358 common shares under the Repurchase Plan during 2025. As of December 31, 2025, $8.4 million remained available for share repurchases pursuant to the Repurchase Plan.

On January 28, 2026, the Company's Board of Directors approved a quarterly cash dividend of $0.21 per common share, an increase of $0.01 per common share, or 5%, from the previous quarterly dividend. The dividend is payable on April 1, 2026 to shareholders of record at the close of business on March 15, 2026.
[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	As of
	December 31,	September 30,	December 31,
Balance sheet information:	2025	2025	2024
Total assets	$1,894,850	$1,932,105	$1,825,185
Loans held for investment	1,486,792	1,514,002	1,466,160
Allowance for credit losses	(21,111)	(21,904)	(22,044)
Investment securities	215,915	226,017	223,801
Deposits	1,554,149	1,525,917	1,533,182
Total stockholders’ equity	174,229	164,938	149,547

Market and per share data:
Book value per share	$25.13	$23.76	$21.36
Market price per share	34.88	31.04	28.35
Diluted earnings per share, year to date	3.43	2.53	2.61
Diluted earnings per share, quarter to date	0.90	0.88	0.66

	For the three months ended
	December 31,	September 30,	December 31,
Statement of income information:	2025	2025	2024
Total interest income	$25,286	$25,003	$23,924
Total interest expense	7,707	8,138	8,578
Net interest income	17,579	16,865	15,346
Provision for credit losses	376	375	300
Non-interest income	3,585	3,716	3,522
Investment securities gains, net	15	105	3
Non-interest expense	13,258	12,821	12,921
Pre-tax income	7,545	7,490	5,650
Income taxes	1,360	1,358	1,053
Net income	$6,185	$6,132	$4,597

Earnings per share:
Basic:	$0.90	$0.89	$0.66
Diluted:	$0.90	$0.88	$0.66

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	For the year ended
	December 31,
Statement of income information:	2025	2024
Total interest income	$97,658	$95,351
Total interest expense	31,778	36,758
Net interest income	65,880	58,593
Provision for credit losses	360	1,027
Non-interest income	14,309	14,320
Investment securities gains (losses), net	117	(4)
Non-interest expense	50,847	49,524
Pre-tax income	29,099	22,358
Income taxes	5,298	4,102
Net income	$23,801	$18,256

Earnings per share:
Basic:	$3.44	$2.61
Diluted:	$3.43	$2.61

	As of or for the three months ended			As of or for the year ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Performance Ratios
Return on average assets	1.33%	1.33%	1.00%	1.30%	1.00%
Return on average common equity	14.47	15.21	12.49	14.95	13.04
Net interest margin (FTE)	4.03	3.97	3.55	3.89	3.41
Efficiency ratio	62.64	62.30	68.48	63.41	67.92

Asset Quality and Ratios
Non-performing loans(1)	$6,865	$4,911	$2,747
Non-performing assets	$6,963	$7,336	$4,193
Net charge-offs	$1,122	$41	$43	$1,196	$2,725
Net charge-offs to average loans	0.30%	0.01%	—%	0.08%	0.18%
Allowance for credit losses to total loans	1.42	1.45	1.50
Non-performing loans to total loans	0.46	0.32	0.19
Non-performing assets to loans	0.47	0.48	0.29
Non-performing assets to total assets	0.37	0.38	0.23
Allowance for credit losses on loans to non-performing loans	307.52	446.02	802.48

Capital Ratios
Average stockholders' equity to total assets	9.16%	8.74%	8.03%	8.72%	7.66%
Period-end stockholders' equity to period-end assets	9.19	8.54	8.19
Total risk-based capital ratio	15.49	14.90	14.79
Tier 1 risk-based capital ratio	14.24	13.65	13.54
Common equity Tier 1 capital	11.23	10.71	10.49
Tier 1 leverage ratio	12.12	11.97	11.46
(1)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.

About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 160 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Annual Report on Form 10-K is filed. Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.